EXHIBIT 10.2

Technology Transfer Contract

Party A (hereinafter “HX”): 上海泓熙投犼发展有榰公司

Party B (hereinafter “3S”): Sensor System Solutions, Inc.

Party C (hereinafter “CAAS”): China Automotive Systems, Inc.

Joint venture (hereinafter “USI”): 湖北泓盈传感技术有榰公司 (Universal Sensors, Inc.)

Overall

1.1
All parties agree to establish a joint venture - Universal Sensors, Inc. in the Wuhan East Lake development zone. This joint venture will combine 3S’s advanced sensor manufacturing technology with superb position in the auto spare parts market of Hubei HengLong Group which is a subsidiary of HX and CAAS to produce sensor modules for domestic and foreign automotive market and other industries

1.2
The registered capital of the joint venture will be USD 10 million. HX will invest USD 1 million in cash and other collaterals, 3S will invest USD 3 million with technology and other related assets, and CAAS will invest USD 6 million in cash and other collaterals. All parties will sign this agreement as an effective appendix of the joint venture contract.

Technology to Be Transferred

2.1	All of 3S’ existing sensor related technology.

2.2
Technology include but not limited to: Micro-Electro-Mechanical Systems (MEMS) integration technology, fabrication technology of MEMS silicon pressure sensor, MEMS vacuum package technology, thin film sensor technology, Silicon-on-Metal sensor technology, application specific integrated circuit for analog signal conditioning, etc.

Technology transfer

3.1	3S will transfer above technology to USI and will give USI the exclusive right to use them in China. This will be counted at 3S’ USD 3 million investment.

3.2	The value of above right should be assessed by an organization or personnel that are agreed by three sides.

3.3
3S will provide HX and HCAAS with a detail technology list and an evaluation before signing the joint venture agreement. This technology list must include certificate or proof of patent or know-how, and illustrations of applications.

3.4	3S guarantees that these transferred technologies can be used for mass production .

3.5
To facilitate the preparation work for production and management, 3S will provide a complete set of document for these technologies after the formation of this joint venture. 3S will also promptly transfer any newly developed sensor related technology to the joint venture without additional charge to sure that USI can keep up with 3S’ new product introduction.

3.6
3S agrees that it will not transfer any above technologies and new sensor related technologies to any other organizations or persons in China. 3S will forbid its joint venture partner to use or transfer any of above technologies to China if 3S forms any joint venture outside of China.

3.7	HX, CAAS and USI agree not to transfer, in any form or shape, above technologies from 3S to any organizations or persons.

Market

4.1	3S will gradually transfer its customers in China and Asia to USI whenever USI is ready for volume production.

4.2	USI’s market is mainly in China and Asia; it can also export to other regions and countries. However, USI needs to get 3S’s approval beforehand if 3S already in these regions or countries.

4.3	USI can sell its product under its label or with 3S’s label. It can also use 3S’s sales channel and market with 3S’s approval.

Technology Development

5.1	USI will establish a sensor R&D center, and will cooperate with universities in China to develop new products and the new sensing technologies.

5.2	USI will own all new products and new technologies developed by this joint venture.

Others

6.1	This contract along with the technology list and the technology assessment report are attachments of the join venture agreement.

6.2	There will be four copies of originally signed contract. HX, CAAS, 3S and USI each will own one copy. There will be several duplicate copies for business application and registration.

6.3	The effective date of this contract is the same as the date on the joint venture contract.

上海泓熙投犼发展有榰公司

On behalf of:

Sensor System Solutions, Inc.

On behalf of:

China Automotive Systems, Inc.

On behalf of: